Exhibit 3.443

Prescribed by J. Kenneth Blackwell
Please obtain fee amount and mailing instructions from the Forms Inventory List (using the 3 digit form * located at the bottom of this form). To obtain the Forms Inventory List or for assistance, please call Customer Service:

Central Ohio: (614)-466-3910 Toll Free: 1-877-SOS-FILE (l-877-767-3453)	Expedite this form ☑ Yes [ILLEGIBLE]
ARTICLES OF INCORPORATION
(Under Chapter 1701 of the Ohio Revised Code)
Profit Corporation
The undersigned, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Ohio Revised Code, do hereby state the following:
FIRST.	The name of said corporation shall be: Dempsey Waste Systems II, Inc.

SECOND.	The place in Ohio where its principal office is to be located is

Dayton , Montgomery County, Ohio
(city, village or township)
THIRD.	The purpose(s) for which this corporation is formed is:

to engage in any lawful act or activity for which corporations may be formed under Section 17.01.01 et seq. of the Ohio Revised Code.

FOURTH.	The number of shares which the corporation is authorized to have outstanding is: l,000 shares*

(Please state whether shares are common or preferred, and their par value, if any. Shares will be recorded is common with no par value unless otherwise indicated.)
IN WITNESS WHEREOF, we have hereunto subscribed our names, on December 21, 2000
(date)

Signature: Name:	/s/ Jo Lynn White Jo Lynn White	, Incorporator

Signature:		, Incorporator
Name:

Signature:		, Incorporator
Name:

*	of common stock, all of which shall have a par value of $0.01 per share.